Exhibit 5.1

50 West Liberty Street Suite 510 Reno, NV 89501 775.785.5440 775.785.5441 (Fax) www.swlaw.com	ALBUQUERQUE BOISE DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX PORTLAND RENO SALT LAKE CITY SAN DIEGO SEATTLE TUCSON Washington DC

September 3, 2021

LiqTech International, Inc.

c/o LiqTech North America, Inc.

1804 Buerkle Road

White Bear Lake, MN 55110

Re:         Registration Statement

Ladies and Gentlemen:

We have acted as your special counsel in connection with the registration statement on Form S-3 and the related Preliminary Prospectus (collectively, the “Registration Statement”), which is being filed with the Securities and Exchange Commission (the “Commission”) as of the date of this letter under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to an aggregate 3,860,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), for resale by HT Investments MA, LLC (“Purchaser”) pursuant to the March 24, 2021 Securities Purchase Agreement between LiqTech International, Inc. (the “Company”) and Purchaser (the “Purchase Agreement”) and the related Senior Convertible Note due 2023 (the “Note”). Capitalized terms used but not defined in this opinion letter have the meanings given to those terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Purchase Agreement, the Note, the Company’s articles of incorporation, as amended, bylaws, as amended, the resolutions by the Company’s board of directors (the “Board”) dated March 22, 2021, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed (i) the genuineness of signatures on the documents we have examined, (ii) the legal capacity and authority of the persons signing the documents we have examined, (iii) the truth and accuracy of all representations and warranties, (iv) the conformity to authentic documents of all documents submitted to us as copies, and (v) that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

LiqTech International, Inc.

September 3, 2021

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares were duly authorized for issuance by the Company subject to the terms of the Purchase Agreement and Note, (ii) the Shares, when issued in accordance with the terms of the Purchase Agreement and Note, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.